Exhibit 99.1
NEWS RELEASE
Contact:	Alliance Data Ed Heffernan Analysts/Investors 972.348.5191 eheff@alldata.net Shelley Whiddon — Media 972.348.4310 swhiddon@alldata.net
ALLIANCE DATA EXPANDS RELATIONSHIP WITH
TOP-10 CLIENT NEW YORK & COMPANY TO INCLUDE CO-BRAND
CREDIT CARD SERVICES; ALSO EXTENDS EXISTING DATABASE
MARKETING SERVICES AGREEMENT
Both long-term agreements focused on complementing existing private label credit card program to drive sales, customer loyalty
DALLAS, Texas, February 23, 2006 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that it has signed a long-term agreement with New York & Company, Inc. (NYSE: NWY) to provide a co-brand credit card program. Alliance Data also announced today the signing of a contract extension to continue providing database marketing services for the retailer. These credit and marketing services will augment New York & Company’s existing private label credit card program, which Alliance Data has provided since 1996. New York & Company is a leading specialty retailer of women’s fashions and accessories with 2005 sales of over of $1 billion and more than 500 retail locations nationwide.
Under terms of the agreements, Alliance Data will provide account acquisition and activation, receivables funding, credit authorization, card issuance, statement generation, direct mail and email marketing services, remittance processing, and customer service functions. The co-brand credit card program will complement the retailers’ existing private label credit card program, providing select customer segments with an alternate card choice for making purchases. As is consistent with the private label credit card program, the co-brand offering will be targeted to customers that meet Alliance Data’s traditional credit quality standards.
Through the co-brand credit card program, cardholders will automatically be enrolled in a rewards program and receive points for every dollar spent when shopping at New York & Company locations, as well as for purchases made outside the brands. Additionally, through the database analytics services, Alliance Data will design, execute and analyze results of direct marketing and email campaigns for New York & Company’s entire customer universe. These services will be utilized to promote special merchandise offers and drive traffic into the stores.
Ron Ristau, chief financial officer and chief operating officer for New York & Company, said, “The addition of Alliance Data’s co-brand credit card program to our existing private-label credit card offering will provide our customers with a complete range of purchasing options, while the database marketing services will continue to provide critical consumer insight into wants and needs of our customers. Through our long-term partnership with Alliance Data, we have been able to increase sales and establish more loyal relationships with our customers. Credit has consistently played an important role in our overall marketing mix and business success, and these program offerings will provide even greater opportunities to grow our customer base and increase sales.”
“We are pleased to expand our relationship with New York & Company and believe that today’s announcement is reflective of New York & Company’s confidence in our integrated credit and marketing solutions,” said Ivan Szeftel, president of Retail Services. “Through this co-brand credit card program, we will help New York & Company more effectively engage with additional customer segments that find greater appeal in wider purchasing and rewards-earning capabilities. Additionally, we expect to help increase sales through our carefully planned and executed database marketing programs. In all, we’re providing a comprehensive and fully integrated credit and marketing solution that will help New York & Company reach more customers, drive sales and increase customer loyalty.”
About New York & Company, Inc.
New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company™ merchandise is sold exclusively through its national network of retail stores. As of January 28, 2006, the Company operated 519 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.
About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations in North America, Europe and Asia. For more information about the company, visit its web site, www.AllianceDataSystems.com.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
Alliance Data’s Safe Harbor Statement/Forward Looking Statements This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.
# # #